UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 21, 2005

Date of Report (Date of earliest event reported)

iPARTY CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25507	76-0547750
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

270 Bridge Street, Suite 301, Dedham, Massachusetts		02026
(Address of principal executive offices)		(Zip Code)

(781) 329-3952
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Acceleration of Vesting of Stock Options

On September 21, 2005, the Board of Directors of iParty Corp. (“iParty”) approved the full acceleration of the vesting of each otherwise unvested stock option that had an exercise price of $0.69 or greater granted under iParty’s Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan that were currently held by employees and officers.  Non-employee directors were excluded from the vesting acceleration.  As a result, options to purchase approximately 1.0 million shares, including approximately 615,000 options held by executive officers, of iParty stock became immediately exercisable, effective as of September 21, 2005.

The decision to accelerate vesting of these options was made primarily to minimize future compensation expense that iParty would otherwise recognize in its consolidated statements of operations upon the effectiveness of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”).  Under SFAS123R, iParty will be required to recognize the expense associated with its outstanding unvested stock options beginning in the first quarter of 2006.  As a result of the acceleration, the company expects to reduce the stock option expense it otherwise would be required to record in connection with accelerated options by approximately $310,000 in 2006, $130,000 in 2007 and $55,000 in 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPARTY CORP.

	By:	/s/ SAL PERISANO
Sal Perisano
Chairman of the Board and
Chief Executive Officer

Dated: September 23, 2005